Independent Auditors’ Consent

The Board of Directors

Calvert Variable Series, Inc.:

We consent to the use of our report dated February 14, 2003, incorporated herein by reference, for Calvert Variable Series, Inc. comprising the Ameritas Income & Growth, Ameritas Growth, Ameritas Small Capitalization, Ameritas MidCap Growth, Ameritas Emerging Growth, Ameritas Research, Ameritas Growth with Income, Ameritas Index 500, Ameritas Money Market, Ameritas Select, Ameritas Micro Cap, Social Money Market, Social Small Cap Growth, Social Mid Cap Growth, Social International Equity, Social Balanced, Social Equity and Income Portfolios as of December 31, 2002, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Auditors and Custodians” in the Statements of Additional Information in or made part of this Post-Effective Amendment No. 47 to the Registration Statement File No. 2-80154.

  /s/ KPMG LLP

Philadelphia, Pennsylvania

April 25, 2003